EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-215223 and No. 333-290754) of Friedman Industries, Incorporated (the “Company”), of our reports dated June 11, 2026, relating to the consolidated financial statements and schedule of the Company which report expresses an unqualified opinion and the effectiveness of internal control over financial reporting of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2026.

/s/ Baker Tilly US, LLP

Houston, Texas

June 11, 2026